Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in Amendment No. 3 to Form S-1 of KiNRG, Inc. of the financial statements of TRINITY Group Construction, Inc. as of and for the years ended December 31, 2025 and 2024, and to the inclusion of our report dated April 27, 2026 with respect to such financial statements.

We consent to the incorporation in Amendment No. 3 to Form S-1 of KiNRG, Inc. of the financial statements of TRINITY Group Construction, Inc. as of and for the three months ended March 31, 2026, and to the inclusion of our report dated June 29, 2026 with respect to such financial statements.

Very truly yours,

/s/ Toole Katz & Roemersma, LLP

Arlington, Virgina

October 13, 2026